Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-114330) of E. I. du Pont de Nemours and Company of our report dated June 28, 2006 relating to the financial statements of the Savings and Investment Plan of E. I. du Pont de Nemours and Company, which appears in this Form 11-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

June 28, 2006